Banknorth, National Association

111 Main Street, P.O. Box 409

Burlington, Vermont 05402-0409

March 24, 2005

The Vermont Teddy Bear Co., Inc.

6655 Shelburne Road

Shelburne, VT 05482

Attn: Ms. Elisabeth B. Robert

Ladies and Gentlemen:

Reference is made to (i) the Loan Agreement, dated September 27, 2002, between The Vermont Teddy Bear Co., Inc., a New York corporation (the "Borrower") and Banknorth, National Association, a national banking association (the "Bank"), as amended by Amendment No. 1 to Loan Agreement, dated August 29, 2003, between the Borrower and the Bank, Amendment No. 2 to Loan Agreement, dated August 29, 2003, between the Borrower and the Bank, Amendment No. 3 to Loan Agreement, dated September 17, 2004, between the Borrower and the Bank and Amendment No. 4, dated December 28, 2004, between the Borrower and the Bank (as so amended, the "Loan Agreement") and (ii) the related Loan Documents executed in connection with the Loan Agreement. Capitalized terms used herein and not otherwise defined shall have the respective meanings given in the Loan Agreement.

The Borrower has informed the Bank that it intends to reserve approximately $2,000,000, in the aggregate, as an estimated cost (the "Reserve") in connection with a legal proceeding (the "Action") concerning a lease between the Borrower and 538 Madison Realty Company. The Borrower has further informed the Bank that the establishment of the Reserve will constitute a breach of certain of the Borrower's financial covenants under the Loan Agreement. The Borrower has also delivered to the Bank financial projections for the quarterly period ending March 31, 2005 showing the pro forma effect of the establishment of the Reserve.

Based upon the information provided by or on behalf of the Borrower to the Bank concerning the current status of the Action, the Bank hereby waives compliance by the Borrower with the Fixed Charge Coverage Ratio set forth in the Loan Agreement for the fiscal quarter ending March 31, 2005 to the extent, but only to the extent, that such noncompliance is caused by the establishment of the Reserve or the payment of the Reserve (or any portion thereof) in connection with the resolution of the Action. The waiver set forth herein is based on and limited to the current status of the Action and the Borrower. The Bank reserves the right to declare an Event of Default, and to revoke or withdraw this waiver, in the event that further material and adverse events occur with respect to the Borrower or the Action that, in the opinion of the Bank, materially impair its security or materially increase its risk.

By this waiver, the Bank does not waive the Borrower's obligations to comply with any other of the provisions, covenants and terms of the Loan Agreement and the other Loan Documents, nor shall it constitute a waiver or release of any other right the Bank may have at law or in equity.

Sincerely,

BANKNORTH, NATIONAL ASSOCIATION

By: /s/ H. Ellery Perkinson

Title: Vice President